Exhibit 10.3

CAPRIUS, INC.
One University Plaza
Suite 400
Hackensack, NJ 07601

February 27, 2007

Vision Opportunity Master Fund Ltd
20 West 55th Street
5th Floor
New York, NY 10019
Attn: David Skriloff

Gentlemen:

Pursuant to a Purchase Agreement, dated as of February 27, 2007, among us, Caprius, Inc. (the “Company”) and several purchasers, including you, Vision Opportunity Master Fund Ltd. (“Vision”), Vision purchased 1,200 shares of the Company’s Series E Convertible Stock (the “Series E Shares”) and warrants (the “Warrants”) for the purchase of 375,000 shares (the “Warrant Shares”) of the Company’s Common Stock, $.01 par value (the “Common Stock”). The Series E Shares are convertible into 750,000 shares (the “Conversion Shares”) of Common Stock, subject to adjustment. In consideration of Vision purchasing the Series E Shares and the Warrants, the Company and Vision hereby agree as follows with respect to conversion of the Series E Shares into Conversion Shares and exercise of the Warrants for Warrant Shares.

1. Beneficial Ownership Limitation.

1.1 Subject to the terms and conditions herein, the Company agrees that it shall not effect any conversion of Vision’s Series E Shares or exercise of Vision’s Warrants, and Vision shall not have the right to convert any portion of its Series E Shares or to exercise any portion of its Warrants to the extent that, after giving effect to the conversion or the exercise set forth on the applicable Conversion or Exercise Notice, Vision (together with its Affiliates (as defined in the Securities Exchange Act of 1934, as amended (the “1934 Act”))), and any other person or entity acting as a group together with Vision or any of its Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined in Section 1.4 below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Vision and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series E Shares or upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series E Shares beneficially owned by

Vision or any of its Affiliates, (B) exercise of the remaining unexercised Warrants beneficially owned by Vision or any of its Affiliates or (C) conversion or exercise of the unconverted or unexercised portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Vision or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 1, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act, and the rules and regulations promulgated thereunder.

1.2 To the extent that the limitation contained in this Section 1 applies, the determination of whether the Series E Shares are convertible and the Warrants are exercisable (in relation to other securities owned by Vision together with any Affiliates) and of how many shares of Series E Shares are convertible and how many Warrants are exercisable shall be in the sole discretion of Vision. The submission of a Conversion or Exercise Notice shall be deemed to be Vision’s determination of whether the Series E Shares may be converted or the Warrants may be exercised (in relation to other securities owned by Vision together with any Affiliates) and how many shares of Series E Shares are convertible or how many Warrants are exercisable, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, Vision will be deemed to represent to the Company each time it delivers a Conversion or Exercise Notice that such Notice has not violated the restrictions set forth in this Section 1. The Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.

1.3 For purposes of this Section 1, in determining the number of outstanding shares of Common Stock, Vision may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent Form 10-QSB or Form 10-KSB, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of Vision, the Company shall within two business days confirm orally and in writing to Vision the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series E Shares and Warrants, by Vision or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

1.4 The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Shares and/or the exercise of the Warrants held by the Holder. The Beneficial Ownership Limitation provisions of this Section 1 may be waived by Vision, at the election of such Holder, upon not less than 61 days’ prior notice to the Company. The provisions of this subsection shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1 to correct this subsection (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

2. Miscellaneous.

2.1 This letter agreement sets forth the entire agreement between the Company and Vision as to the subject matter herein, and cannot be amended, modified or terminated except by a writing executed by the parties hereto. In the event of any conflict between the provisions of this letter agreement and those in the Purchase Agreement or the Transaction Documents (as

defined in the Purchase Agreement) as to the subject matter in Section 1 herein, the provisions herein shall govern.

2.2 This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

2.3 Any notice to be given hereunder shall be in writing and shall be given in person or by first class mail or recognized courier by either party to the other party at its address as set forth at the head of this letter agreement or such other address as it may hereafter duly give to the other party.

2.4 This letter agreement shall be govern by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

If the provisions of this letter agreement accurately set forth our agreement with the matters herein, please sign and return the duplicative original; you may retain the original for your files.

Very truly yours,

/s/ Jonathan Joels

Jonathan Joels, Chief Financial Officer

AGREED TO:

VISION OPPORTUNITY MASTER FUND LTD.

By:  /s/ Adam Benowitz